Exhibit 21.1

Subsidiaries

The following is the direct wholly-owned subsidiary of Cullen Agricultural Holding Corp.:

Full Legal Name	Jurisdiction of Organization

CAT Merger Sub, Inc.*	Georgia

*           Pursuant to the merger described in the Registration Statement to which this Exhibit relates, CAT Merger Sub, Inc. will merge with and into Cullen Agricultural Technologies Inc., a Georgia corporation, with Cullen Agricultural Technologies Inc. surviving the merger and becoming a wholly-owned subsidiary of the Registrant.